Exhibit 10.1

SEPARATION AGREEMENT
SALARY CONTINUATION SEVERANCE

EMPLOYEE NAME: Mark C. McBride

DATE AGREEMENT GIVEN TO EMPLOYEE: November 30, 2010

JOB TITLE: Chief Financial Officer

EFFECTIVE DATE OF TERMINATION: October 31, 2010

SALARY CONTINUATION: $16,346.16 per payroll period

(Salary based on Employee’s annualized base pay rate immediately prior to separation.)

AUTO ALLOWANCE CONTINUATION: $461.54 per payroll period

(Auto Allowance is based on Employee’s participation level immediately prior to separation.)

DURATION OF SALARY AND AUTO ALLOWANCE CONTINUATION: Through December 31, 2011 (“Salary Continuation Period”)

DURATION OF COBRA BENEFITS: Through December 31, 2011 (“COBRA Continuation Period”)

This Separation Agreement between you, the Employee named above, and EnergySolutions, LLC (“Company”), is effective as of the last day of your employment with Company (the “Effective Date of Termination”). The Employee agrees that the Company may rescind this Salary Continuation Offer if this Separation Agreement is not signed and returned to the Company within thirty (30) days after the Date Agreement Given to Employee.

SALARY CONTINUATION AND AUTO ALLOWANCE CONTINUATION

During the Salary Continuation Period, Company shall continue to pay you the Salary Continuation and Auto Allowance Continuation amounts described above (less all customary federal, state and local taxes, and other withholdings). Payments will be made bi-weekly on the Company’s regular payroll dates.

2010 BONUS PLAN

The Employee will participate in any bonus earned under the Company’s 2010 bonus program at a target rate of 80% of his annual salary. For the purpose of calculating the Employee’s bonus, the Employee’s IBOs are considered achieved and 30% of his target bonus earned. The remaining 70% of his target bonus is dependent upon achievement of the EBITDA target for 2010.

COBRA

Any medical, dental, and vision benefits that you have in place at the time your employment will continue through October 31, 2010. Thereafter, you will be eligible to continue any health, dental, and vision benefits elected by you prior to the Effective Date pursuant to COBRA. During the COBRA Continuation Period, Company shall continue to pay the COBRA premiums (less the employee premium consistent with the amount the employee contributed prior to termination). You are responsible to elect coverage and will continue to pay your portion of the benefit premiums. COBRA information will be sent to you within two weeks of the Effective Date of Termination. Company’s payment of the COBRA premium and administration charge shall cease on December 31, 2011. You are responsible to pay if there is a change in benefit premiums during the COBRA Continuation Period, which shall be the same cost of benefit premiums charged to full-time employees of the Company.

STOCK OPTIONS/RESTRICTED STOCK

Employee’s unvested restricted stock grants and stock options shall be forfeited in accordance with the 2007 Equity Incentive Plan.

COMPANY PROPERTY

All Company property issued to you or in your possession must be returned to Company on or before the December 31, 2010. Company property includes, but is not limited to, access cards, keys, computers, cellular phones, databases, discs, client lists, books, credit cards, etc.

NON-COMPETE; NON-DISCLOSURE

During the course of your employment with Company, you have obtained information or knowledge which is confidential or proprietary in nature relating to Company’s business, operations, services, products or equipment. You agree that for a period of one (1) year, you will not (i) disclose or assist others in using or disclosing, any proprietary information or proprietary documents, including but not limited to customer lists and vendor and supplier lists, to compete or to assist others to compete, directly or indirectly, with the business of Company; and (ii) solicit or otherwise induce any officer, director, consultant or executive of Company to terminate his/her employment with Company or hire or solicit any independent contractor under contract with Company or encourage such independent contractor to terminate such relationship.

GENERAL RELEASE

For and in consideration of the Salary Continuation Payment described herein, the receipt and sufficiency of which you hereby acknowledged, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, you hereby fully and forever unconditionally release and discharge Company, all of its affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as “Releasees”), of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by Company, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and the Equal Pay Act. You warrant that you have not assigned or transferred any right or claim described in this general release. You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you. You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

THIS SECTION APPLIES ONLY TO EMPLOYEES 40 YEARS OF AGE AND OLDER

If you are 40 years of age or older, you have twenty-one (21) calendar days in which to consider and review this Separation Agreement prior to signing it. If you desire to knowingly waive the twenty-one (21) calendar day review period prior to your execution of this Separation Agreement, please initial: .

Further, for a period of seven (7) calendar days following your execution of this Separation Agreement, you may revoke this Separation Agreement by providing notice of such revocation to Company. Any such notice shall be given to Energy Solutions, Attn: Bob Antoine, by any of the following means:

By US Mail: 423 West 300 South, Suite 200; Salt Lake City, Utah 84101

Via facsimile: (801) 413-5681

Via email:     blantoine@energysolutions.com

Such notice, if given, must be actually received by Mr. Antoine within seven (7) calendar days following your execution of this Separation Agreement. You agree that if you exercise your revocation right, the respective rights and obligations of the parties to this Separation Agreement will be automatically void and you will immediately pay to Company, upon demand, any and all payments made by Company to you hereunder.

ACKNOWLEDGMENT

You acknowledge that you have read this Separation Agreement, understand its terms, and have had an opportunity to have answered to your satisfaction any questions concerning the terms hereof. You execute this Separation Agreement voluntarily and of your own free will and choice, after having been advised to seek your own legal counsel, without threat, coercion or duress, intending to be legally bound.

EMPLOYEE:	COMPANY:

/s/ Mark C. McBride	/s/ Robert L. Antoine
Signature	Signature

Mark C. McBride	Robert L. Antoine, Jr
Printed Name	Printed Name

5 Ravenwood Lane Sandy, UT 84092	Sup - Human Resources
Address	Title

December 1, 2010	12-1-2010
Date	Date